EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Chris Chavez, President & CEO (972) 309-8000 www.ANS-medical.com
Advanced Neuromodulation Systems
Reports Third Quarter Results
     DALLAS, TEXAS, October 27, 2005 — Advanced Neuromodulation Systems, Inc. (ANS) (NASDAQ:ANSI) today announced operating results for the third quarter and first nine months of 2005.
Third Quarter Results
     For the three months ended September 30, 2005, revenue increased 25.6% to a record $39,337,000 from $31,330,000 for the third quarter of 2004. Sales of neuro products increased 28.3% to a record $36,199,000 for this year’s third quarter compared to $28,223,000 for last year’s third quarter, reflecting higher sales of ANS’ EonTM, GenesisTM, and GenesisXPTM implantable spinal cord stimulation (SCS) systems for the treatment of chronic pain. Gross margin for this year’s third quarter was 74.6% compared to 73.1% for the third quarter of 2004.
     Net income for the third quarter of 2005 increased 12.9% to $5,353,000, or $0.26 per diluted share, from $4,742,000, or $0.23 per diluted share, for the third quarter of 2004.
     At September 30, 2005, ANS had total cash and marketable securities of approximately $158.9 million. ANS has no debt.
Nine Month Results
     For the nine months ended September 30, 2005, revenue increased 24.8% to a record $110,366,000 from $88,451,000 for the first nine months of 2004. Neuro sales increased 24.6% to a record $99,771,000 compared to $80,084,000 for the same period last year. Net income for the first nine months of 2005 was a record $69,007,000, or $3.31 per diluted share. This compares to net income for the first nine months of 2004 of $13,034,000, or $0.62 per diluted share. Net income for this year’s first nine months included a pre-tax gain of $85,244,000 from the sale of Cyberonics, Inc. common stock acquired in August 2004.
St. Jude Medical Tender Offer
     On October 16, 2005, St. Jude Medical, Inc. and ANS announced that the Boards of Directors of both companies have unanimously approved a definitive agreement whereby St. Jude Medical will acquire ANS for $61.25 per ANS share in cash, for a total of approximately $1.3 billion. St. Jude Medical has commenced a tender offer for all of the outstanding shares of ANS common stock. The transaction is subject to customary closing conditions and regulatory approvals, as well as the valid tender of a majority of the outstanding shares of ANS common stock, on a fully-diluted basis. The transaction is expected to close by the end of the year.

Advanced Neuromodulation Systems Reports Third Quarter Results
October 27, 2005
Page Two
About Advanced Neuromodulation Systems
     ANS (www.ANS-medical.com) designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system.
Forward-Looking Statements
     Any statements made regarding the proposed transaction between St. Jude Medical, Inc. and Advanced Neuromodulation Systems, Inc. are forward-looking statements, which are subject to risks and uncertainties, such as those described under or incorporated by reference in Item 8.01 of St. Jude Medical’s Current Report on Form 8-K filed on October 17, 2005, and in Item 8.01 of ANS’ Current Report on Form 8-K filed on October 17, 2005, and in the Outlook and Uncertainties section in ANS’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (see page 25) and ANS’ Annual Report on Form 10-K for the year ended December 31, 2004 (see page 26). Actual results may differ materially from anticipated results.
Additional Information
     This press release constitutes neither an offer to purchase nor a solicitation of an offer to sell shares of ANS. St. Jude Medical has filed a tender offer statement with the Securities and Exchange Commission (SEC) and ANS has filed a solicitation/recommendation statement with respect to the offer. ANS shareholders are advised to read the tender offer statement regarding the acquisition of ANS referenced in this news release, and the related solicitation/recommendation statement. The tender offer statement and the solicitation/recommendation statement contain important information that should be read carefully before any decision is made with respect to the offer. These documents are available to all shareholders of ANS at no expense to them. These documents are also available at no charge on the SEC’s web site at www.sec.gov. Shareholders may also obtain copies of these documents without charge by requesting them from ANS in writing at 6901 Preston Road, Plano, Texas 75024, or by phone at 972-309-8000.
(tables attached)
#3982

ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenue	$39,337,376	$31,330,408	$110,366,066	$88,451,122
Cost of revenue	10,003,026	8,414,174	28,925,278	23,751,017

Gross profit	29,334,350	22,916,234	81,440,788	64,700,105

Operating expenses:
Sales and marketing	12,411,385	9,791,838	34,553,480	27,810,611
Research and development	4,524,520	2,911,698	12,314,218	8,096,308
General and administrative	4,258,188	2,974,620	11,609,568	7,998,316
Amortization of other intangibles	662,773	626,191	1,960,300	1,824,838

	21,856,866	16,304,347	60,437,566	45,730,073

Income from operations	7,477,484	6,611,887	21,003,222	18,970,032

Other income (expense):
Gain on sale of investment in common stock of Cyberonics, Inc.	—	—	85,244,301	—
Foreign currency transaction gain (loss)	(5,793)	81,009	(170,608)	26,156
Investment income	957,473	482,850	2,595,591	964,021

	951,680	563,859	87,669,284	990,177

Income before income taxes	8,429,164	7,175,746	108,672,506	19,960,209
Income taxes	3,076,645	2,433,791	39,665,465	6,926,251

Net income	$5,352,519	$4,741,955	$69,007,041	$13,033,958

Basic income per share:
Net income	$0.27	$0.23	$3.46	$0.65

Number of basic shares	19,800,456	20,189,242	19,948,489	20,075,233

Diluted income per share:
Net income	$0.26	$0.23	$3.31	$0.62

Number of diluted shares	20,938,453	21,032,695	20,857,866	21,116,735

ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and marketable securities	$158,882,578	$124,016,064
Receivable, trade net	29,791,124	25,322,813
Receivable, investment income and other	1,722,025	638,987
Inventories	25,362,383	23,923,851
Deferred income taxes	2,072,228	2,029,091
Prepaid expenses and other current assets	1,967,525	1,888,957

Total current assets	219,797,863	177,819,763
Net property, equipment and fixtures	35,149,222	33,175,329
Minority equity investments in preferred stock	1,104,000	1,104,000
Goodwill, patents, tradenames, purchased technology & other assets, net	34,709,388	35,388,049

Total assets	$290,760,473	$247,487,141

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,237,598	$3,206,516
Accrued salary and employee benefit costs	3,732,694	2,390,721
Accrued commissions	3,060,412	2,656,112
Income taxes payable	8,299,711	708,412
Deferred revenue	107,028	165,861
Other accrued expenses	1,043,682	342,075

Total current liabilities	19,481,125	9,469,697
Deferred income taxes	6,055,263	14,734,487
Non-current deferred revenue	616,849	718,820
Total stockholders’ equity	264,607,236	222,564,137

Total liabilities and stockholders’ equity	$290,760,473	$247,487,141